Exhibit 3.4
CERTIFICATE OF AMENDMENT
OF
FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ZOGENIX, INC.

Zogenix, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
1. The Corporation, which was originally known as SJ2 Therapeutics, Inc., originally filed its Certificate of Incorporation on May 11, 2006.
2.  That the Board of Directors of said Corporation duly adopted resolutions setting forth a proposed amendment of the Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), declaring said amendment to be advisable and directing its officers to submit said amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
THEREFORE, BE IT RESOLVED, that the Certificate is hereby amended by striking the first two sentences of Article Fourth thereof and by substituting in lieu of said sentences the following:
“The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.001 per share (“Common Stock”) and Preferred Stock, par value $0.001 per share (“Preferred Stock”). The total number of shares the Corporation shall have the authority to issue is One Hundred Ten Million (110,000,000) shares, One Hundred Million (100,000,000) shares of which shall be Common Stock and Ten Million (10,000,000) shares of which shall be Preferred Stock.”
3.  That thereafter, pursuant to a resolution of the Board of Directors, the stockholders gave their approval of said amendment at a meeting of stockholders in accordance with the provisions of Section 211 of the DGCL.
4. This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that such amendment be considered by the stockholders of the Corporation. An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on May 22, 2019, at which meeting the necessary number of shares were voted in favor of such amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.
5. This Certificate of Amendment shall become effective upon filing with the Secretary of Statement of the State of Delaware.

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IN WITNESS WHEREOF, this Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation has been executed as of this 22nd day of May, 2019.

Zogenix, Inc. A Delaware corporation

By: /s/ Michael P. Smith
Name: Michael P. Smith
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary

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